Exhibit 99.1

SAIC Announces Financial Results for Third Quarter of Fiscal Year 2014

- Revenues: $974 million, excluding revenues performed by former parent

- Operating Income: $37 million

- Diluted EPS: $0.44

- Net new bookings: $1.5 billion (book-to-bill ratio of 1.4)

- Quarterly Dividend: $0.28 per share dividend declared payable on January 30, 2014

MCLEAN, Va., December 12, 2013 /PRNewswire/ -- Science Applications International Corporation (NYSE: SAIC), a technical, engineering, and enterprise information technology company, today announced financial results for the third quarter of fiscal year 2014, which ended November 1, 2013. The Company commenced operations on September 27, 2013 following completion of a spin-off transaction from its former parent.

“We successfully completed the separation into a new, publicly traded company and are excited to take advantage of market opportunities that SAIC’s contract portfolio and operating model afford us,” said Tony Moraco, Chief Executive Officer of SAIC. “Our third quarter performance was in line with our expectations, and we are well positioned to recoup from most of the impacts to our business from the government shutdown in this fiscal year.”

Summary Operating Results

Revenues for the third quarter of fiscal 2014 were $974 million (excluding revenues performed by former parent), compared to $1,186 million during the third quarter of the prior year. Revenues were impacted by the ramp down of the DISN Global Solutions program, reduced activity on IT and logistics programs impacted by in-theater force drawdown, lower funding levels for material and subcontracts on Navy contract vehicles and delays in U.S. government contract awards due to budget pressures.

Operating income for the quarter was $37 million (3.8 percent of revenues excluding revenues performed by former parent), down from $73 million (6.2 percent of revenues) in the prior year period. The reduction in operating income was primarily attributable to lower revenue volume, separation transaction and restructuring costs and, to a minor degree, the government shutdown.

Net income for the quarter was $22 million ($0.44 per diluted share) compared to $45 million ($0.90 per diluted share) in the prior year period, primarily due to the above-described reduction in operating income. The diluted share count was 50 million for the quarter and the prior year period.

Cash Generation and Capital Deployment

Cash flow provided by operating activities totaled $10 million compared with $98 million in the prior year period. Operating cash flow was lower due to lower net income, higher receivables and lower accrued payroll and employee benefits. Days sales outstanding for the quarter were 67 days versus 56 in the prior year period due to payment delays caused by the government shutdown and anticipated billing delays from the Company’s IT system shut down related to the separation. During the prior year, average time to collect receivables benefited from the U.S. government’s accelerated payment initiative that encouraged agencies to pay contractors on a more timely basis and was rescinded at the start of the current year. Accrued payroll and employee benefits were lower in the quarter as compared to the prior year period because there were fewer accrued payroll days in the current quarter.

Cash flow from financing of $153 million was primarily generated by pre-separation activity that primarily consisted of $500 million funding of our Term Loan Facility, payment of a $295 million dividend to former parent, receipt of a $26 million capital contribution from former parent, and $63 million net transfers to former parent prior to separation. Subsequent to separation, the Company paid a cash dividend of $0.28 per share ($14 million) in October, 2013.

As of November 1, 2013, the Company had $157 million in cash and cash equivalents and $502 million in long-term debt.

Quarterly Dividend Declared

The Board of Directors has authorized and declared a regular quarterly cash dividend of $0.28 per share payable on January 30, 2014, to stockholders of record on January 15, 2014.

New Business Awards

Net bookings totaled $1.5 billion in the third quarter of fiscal 2014, representing a book-to-bill ratio of 1.4. Notable awards recently received include:

—	The Federal Retirement Thrift Investment Board: The Company was awarded a prime contract by the Federal Retirement Thrift Investment Board (FRTIB) to provide a broad range of business process services, such as recordkeeping, and IT services, including data center, data network, voice network, end-user, service desk, and cross-functional services. The contract has a two-year base period with four options years (two years, one year, and one year), and a total potential contract value of approximately $224 million, if all options are exercised. Work will be performed primarily in the Washington, D.C., metropolitan area.

—	The Defense Threat Reduction Agency: The Company was awarded a prime contract by the Defense Threat Reduction Agency (DTRA) to provide integrated logistics services, including procurement, shipping, warehousing, international travel support, and program support for worldwide Cooperative Threat Reduction (CTR) operations. The single-award, indefinite-delivery/indefinite-quantity contract has a three-year base period of performance, two one-year options and a total potential value of approximately $100 million, if all options are exercised. Work will be performed globally.

—	The Space and Naval Warfare Systems Center (SSC) Atlantic: The Company was awarded a prime contract by the Space and Naval Warfare Systems Center (SSC) Atlantic to provide integrated cyber operations support services. The multiple-award contract has a one-year base period of performance, four one-year options, and a total potential contract value of approximately $900 million for all awardees, if all options are exercised. SAIC is one of 13 awardees that will compete for task orders under the contract.

The Company’s backlog of signed business orders at the end of the quarter was $7.3 billion. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA schedules or other master agreement contract vehicles.

Company Recognition

SAIC Presented with Defense Logistics Agency’s Excellence Award: SAIC was recognized by DLA Land and Maritime as one of the agency’s top suppliers on November 15, 2013. The Company received the Recognition for Excellence Bronze Award for its performance on current DLA Land and Maritime supply chain and logistics programs, including the Tires Successor Initiative, Anniston Army Depot and Red River Army Depot Industrial Product-Support Vendor and Automotive Prime Vendor Worldwide.

Forward Guidance

The Company, while part of former parent, provided fiscal year 2014 forward guidance prior to completion of the separation transaction (Prior Guidance). Based on financial results through the third quarter and the outlook for the remainder of fiscal year 2014, the Company’s revenues and cash flow from operations are estimated to be unchanged from Prior Guidance. The Company is updating the Prior Guidance for diluted earnings per share to apply a higher effective tax rate and higher effective share count than was assumed prior to separation. The former parent’s effective tax rate was used in the Prior Guidance and the guidance below is based on the estimated effective tax rate of the Company.

—	Revenues of $3.85 billion to $4.1 billion
—	Diluted earnings per share of $2.13 to $2.33 (1)
—	Cash flow from operations at or above $125 million

The Company’s fiscal 2014 guidance excludes the impact of potential future acquisitions, share repurchases and other non-ordinary course items.

(1)	2014 diluted EPS guidance assumes a weighted-average share count of 50 million shares and a full year effective tax rate of approximately 36%.

About SAIC

SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern on December 12, 2013. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.877.941.0844 (toll-fee U.S.) or +1.480.629.9835 (International/Local) and entering passcode 4649349.

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 14,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Va., SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com/. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as disruption to business operations, unanticipated expenses or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Registration Statement on Form 10 and the quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of December 12, 2013. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Gary Bracken, +1.585.230.0412, gary.e.bracken@saic.com

Schedule 1: Condensed Statements of Income

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	November 1, 2013	October 31, 2012	November 1, 2013	October 31, 2012

Revenues	$974	$1,186	$3,086	$3,560
Revenues performed by former Parent	33	27	94	66

Total revenues	1,007	1,213	3,180	3,626
Costs and expenses:
Cost of revenues	892	1,074	2,833	3,241
Cost of revenues performed by former Parent	33	27	94	66

Total cost of revenues	925	1,101	2,927	3,307
Selling, general and administrative expenses	22	28	69	84
Separation transaction and restructuring expenses	23	11	57	15

Operating income	37	73	127	220
Interest expense	3	-	3	-

Income before income taxes	34	73	124	220
Provision for income taxes	(12)	(28)	(44)	(81)

Net income	$22	$45	$80	$139

Weighted average number of shares outstanding:
Basic	49	49	49	49
Diluted	50	50	50	50

Earning per share (EPS):
Basic	$0.45	$0.92	$1.63	$2.84
Diluted	$0.44	$0.90	$1.60	$2.78

Cash dividends declared per share	$0.28	$-	$0.28	$-

Schedule 2: Condensed Balance Sheets

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(Unaudited, in millions)

	November 1, 2013	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$157	$1
Receivables, net	748	717
Inventory, prepaid expenses and other current assets	94	117

Total current assets	999	835

Property, plant and equipment, net	53	29
Intangible assets, net	4	6
Goodwill	379	379
Deferred income taxes	-	18
Other assets	8	4

	$1,443	$1,271

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$422	$477
Accrued payroll and employee benefits	165	185
Income taxes payable	5	-
Long-term debt and capital lease obligations, current portion	7	2

Total current liabilities	599	664
Long-term debt and capital lease obligations, net of current portion	495	1
Other long-term liabilities	10	10
Deferred income taxes	4	-

Equity:
Common stock, $.0001 par value 1 billion shares authorized, 49 million	-	-
shares issued and outstanding at November 1, 2013.
No shares were issued or outstanding as of January 31, 2013.
Additional paid-in capital	326	-
Retained earnings	11	-
Accumulated other comprehensive loss	(2)	-
Former parent company investment	-	596

Total equity	335	596

	$1,443	$1,271

Schedule 3: Condensed Statement of Cash Flows

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	November 1, 2013	October 31, 2012	November 1, 2013	October 31, 2012

Cash flows from operations:
Net income	$22	$45	$80	$139
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	6	3	10	10
Deferred income taxes	13	-	13	-
Stock-based compensation	10	7	25	25
Increase (decrease) in cash resulting from changes in:
Receivables	(38)	10	(31)	64
Inventory, prepaid expenses and other current assets	2	5	23	(11)
Other assets	1	-	1	2
Accounts payable and accrued liabilities	(4)	(24)	(48)	(29)
Income taxes payable	5	-	5	-
Accrued payroll and employee benefits	-	51	(20)	45
Other long-term liabilities	(7)	1	-	2

Total cash flows provided by operating activities	10	98	58	247
Cash flows from investing activities:
Expenditures on property, plant and equipment	(8)	(1)	(10)	(6)
Proceeds from sale of assets	-	1	-	1

Total cash flows used in investing activities	(8)	-	(10)	(5)
Cash flows from financing activities:
Term loan facility	500	-	500	-
Deferred financing cost	-	-	(5)	-
Dividend paid to former Parent	(295)	-	(295)	-
Capital contribution from former Parent	26	-	26	-
Dividend payments to common stockholders	(14)	-	(14)	-
Payments on capital leases and notes payable	(1)	(1)	(1)	(3)
Net transfers to former Parent	(63)	(98)	(103)	(240)

Total cash flows provided by (used in) financing activities	153	(99)	108	(243)

Total (decrease) increase in cash	155	(1)	156	(1)

Cash and cash equivalents at beginning of period	2	1	1	1

Cash and cash equivalents at end of period	$157	$-	$157	$-

Schedule 4: Backlog

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited, in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. The Company segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which the Company is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	November 1,	January 31,
	2013	2013
Funded backlog	$1,989	$1,953
Negotiated unfunded backlog	5,329	5,811

Total backlog	$7,318	$7,764